Exhibit 99.1

SteadyMed Provides Corporate Update and Reports Fourth Quarter and Full Year 2016 Financial Results

SAN RAMON, Calif., March  29, 2017 — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today provided a corporate update and announced its financial results for the fourth quarter and full year ended December 31, 2016.

Summary Corporate Update:

•                  In the third quarter of 2016, the Company completed the manufacture of all of the Trevyent® Registration Stability Lots (RSL’s) necessary for shelf-life assessment and inclusion in the New Drug Application (NDA) for Trevyent.  The Company remains on-track to submit a NDA for Trevyent by the end of the second quarter of 2017.

•                  In the third quarter of 2016, SteadyMed raised $21.3 million through the first tranche of a two-tranche private placement led by new investor OrbiMed, with participation from existing investors, including Federated Investors, Inc. and Deerfield Management. The Company is eligible to receive an additional $10.7 million, without warrants, upon achievement of certain milestones by September 30, 2017. Trevyent is a combination of the Company’s pre-filled, disposable, PatchPump® infusion system and treprostinil, which is in development to treat Pulmonary Arterial Hypertension (PAH).

•                  At the beginning of this year, Carl Hicks, Jr., joined SteadyMed in a newly created role of Vice President of PAH Patient Advocacy and Community Relations. Carl served in various roles at the Pulmonary Hypertension Association, the world’s leading PAH patient advocacy organization, including Executive Vice President and Chairman of the Board. As we start to prepare for commercial launch of Trevyent in 2018, Carl will increase the awareness of SteadyMed and Trevyent in the PAH community and continue to advocate for patients and caregivers whose lives are profoundly affected by PAH.

•                  In February, 2017, the Company successfully launched a new social media campaign including a new website, www.BePHenomenal.com, dedicated to educating and empowering people living with PAH to live their healthiest and most PHenomenal lives.

•                  Throughout 2016, the Company continued to advance the Inter Partes Review (IPR) proceeding against U.S. Patent No. 8,497,393 (the ‘393 patent) owned by United Therapeutics (NASDAQ:UTHR), with the final oral hearing at the Patent Trial and Appeal Board (PTAB) of the USPTO held in November 2016. The final decision is expected in early April 2017. The ‘393 patent relates to a product made by a process to purify prostacyclin derivatives, such as treprostinil, the active pharmaceutical ingredient used in United Therapeutics’ Remodulin® and SteadyMed’s lead drug candidate Trevyent.

“2016 was a year of important progress for SteadyMed, which saw our Company significantly advance the development of its lead product candidate, Trevyent for the treatment of PAH. These are exciting times for SteadyMed as we look forward to learning of our IPR ruling in April and submit our NDA for Trevyent to the FDA at the end of the second quarter,” said Jonathan Rigby, President and Chief Executive Officer of SteadyMed. “In addition, we ended 2016 with a cash position of $23.2 million, bolstered by the proceeds of our successful July 2016 Private Placement, with another $10.7 million tranche that we believe we will be in a position to call in the third quarter. Overall, we believe that we are well positioned to execute on our primary strategic and operational objectives in 2017 and beyond, and look forward to sharing details of our continued progress with our shareholders.”

Fourth Quarter 2016 Financial Results Compared to Fourth Quarter 2015 Financial Results

SteadyMed recorded licensing revenues of $320,000 in the fourth quarter of 2016, compared to $430,000 revenues in the fourth quarter of 2015. The recorded revenues were attributable to the recognition of revenue from the $3 million upfront payment received from Cardiome during 2015, in connection with the license of rights to Trevyent in Europe, the Middle East and Canada.

For the fourth quarter ended December 31, 2016, SteadyMed reported a net loss of $2.4 million, or $0.12 per share, compared to a net loss of $6.5 million, or $0.48 per share for the fourth quarter ended December 31, 2015. The current quarter’s calculation of loss per share is based on 20,139,826 weighted-average shares outstanding, versus 13,581,329 outstanding shares in the prior-year period.

Total operating expenses for the fourth quarter ended December 31, 2016 were $6.7 million, compared to $6.9 million for the quarter ended December 31, 2015. The operating expenses in both periods were primarily attributable to research and development (R&D) expenses related to Trevyent and our other development programs, general and administrative (G&A) expenses, and sales and marketing (S&M).

R&D expenses for the fourth quarter of 2016 were $4.6 million, compared to $5.3 million for the fourth quarter of 2015.  The decrease in R&D expenses was primarily due to a decreased use of sub-contractor services and materials for Trevyent and our other development programs.

G&A expenses for the fourth quarter of 2016 were $1.5 million, same as for the fourth quarter of 2015. The main changes in expenses in the fourth quarter of 2016 in comparison to the fourth quarter of 2015 was a decrease in personnel related costs of approximately $0.3 million offset by an increase in legal and intellectual property expenses of the same amount.

S&M expenses for the fourth quarter of 2016 were $0.6 million compared to $0.1 million for the fourth quarter of 2015. The increase in S&M was primarily due to increase in consulting fees related to pre-commercialization of Trevyent.

In the fourth quarter ended December 31, 2016, the Company recorded $4.0 million in financial income as a result of the change in the fair value of the warrants issued in the August 2016 private placement.

Year Ended December 31, 2016 Financial Results Compared to Year Ended December 31, 2015 Financial Results

For the year ended December 31, 2016, SteadyMed recorded licensing revenues of $1,065,000, compared to $869,000 revenues for the year ended December 31, 2015.  The recorded revenues were attributable to the recognition of revenue from the $3 million upfront payment received from Cardiome during 2015, as discussed above.

For the year ended December 31, 2016, SteadyMed reported a net loss of $25.9 million, or $1.59 per share, compared to a net loss of $25.0 million, or $2.45 per share for the year ended December 31, 2015. The current year’s calculation of loss per share is based on 16,253,975 weighted-average shares outstanding, versus 10,593,227 outstanding shares in the prior-year period.

Total operating expenses for the year ended December 31, 2016 were $28.5 million, compared to $25.6 million for the year ended December 31, 2015.  The increase in total operating expenses was primarily attributable to an increase in our research and development (R&D) expenses related to Trevyent, an increase in general and administrative (G&A) expenses and an increase in sales and marketing (S&M) expenses.

R&D expenses for the year ended December 31, 2016 were $20.9 million, compared to $20.0 million for the year ended December 31, 2015.  The increase in R&D expenses was primarily due to a greater use of sub-contractor services and materials for Trevyent, travel, and an increase in personnel related costs.

G&A expenses for the year ended December 31, 2016 were $5.6 million, compared to $4.8 million for the year ended December 31, 2015. The increase in G&A expenses was primarily due to an increase in salary, bonuses, stock based compensation expenses and other personnel related costs in support of operating in a public company environment and legal and intellectual property expenses.

S&M expenses for the year ended December 31, 2016 were $1.9 million compared to $0.8 million for the year ended December 31, 2015. The increase in S&M was primarily due to increase in consulting fees related to pre-commercialization of Trevyent.

For the year ended December 31, 2016, the Company recorded $2.5 million in financial income as a result of the change in the fair value of the warrants issued in the August 2016 private placement, which was offset by $0.8 million in issuance costs allocated to those warrants.

As of December 31, 2016, SteadyMed had cash and cash equivalents of $23.2 million.  Management believes the Company has enough cash to finance the Company into the fourth quarter of 2017.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent a development stage drug product that combines SteadyMed’s PatchPump technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about the company’s ability to advance its development-stage product candidates, including Trevyent, statements about the potential benefits of our development-stage product candidates and our PatchPump technology, statements about the potential outcome of the Inter Partes Review of U.S. Patent No. 8,497,393, statements about the potential benefits of orphan drug designation, and statements about our ability to obtain and maintain regulatory approval of our development-stage product candidates. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA or approval is delayed by patent litigation, that Trevyent is not granted orphan drug exclusivity, and the risk that drug development involves a lengthy and expensive process with uncertain outcome. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 29, 2017. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Senior Director, Investor Relations and Marketing

925-272-4999

mrigby@steadymed.com

The Ruth Group

Lee Roth

(646) 536-7012

lroth@theruthgroup.com

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data)

	Year ended December 31,
	2016	2015

Licensing Revenues	$1,065	$869

Operating expenses:
Research and development	$20,902	$19,956
Marketing	1,921	807
General and administrative	5,640	4,791

Total operating loss	27,398	24,685

Financial expense (income), net	(1,901)	(88)

Loss before taxes on income	25,497	24,597

Taxes on income	372	374

Net loss	$25,869	$24,971

Net loss per share:

Basic and diluted net loss per Ordinary Share	$(1.59)	$(2.45)

Weighted average number of Ordinary Shares used in computing basic and diluted net loss per share	16,253,975	10,593,227

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,
	2016	2015

Assets:

Cash and cash equivalents	$23,215	$31,851

Property and equipment, net	4,549	2,583

Other assets	394	796

Total assets	$28,158	$35,230

Liabilities and shareholders’ equity (deficit):

Current liabilities	5,291	4,135

Deferred revenues	1,066	2,131

Liability related to warrants	7,078	—

Other non-current liabilities	412	417

Shareholders’ equity (deficit)	14,311	28,547

Total liabilities and shareholders’ equity (deficit)	$28,158	$35,230